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                       January 8, 2024

       Jiang Hui
       Chief Executive Officer
       Hudson Acquisition I Corp.
       19 West 44th Street
       Suite 1001
       New York, NY 10036

                                                        Re: Hudson Acquisition
I Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed September 27,
2023
                                                            File No. 001-41532

       Dear Jiang Hui:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction